EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Medis Technologies Ltd. for the registration of the 6% Senior Convertible Notes due 2010 and shares of its common stock issuable upon conversion and to the incorporation by reference therein of our report dated February 25, 2003, with respect to the 2002 consolidated financial statements of Medis Technologies Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

New York, New York December 13, 2005	/s/ Ernst & Young LLP